Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, solson1@vailresorts.com
Vail Resorts Reports Fiscal 2020 Second Quarter Results, Withdraws Fiscal 2020 Guidance and Provides Coronavirus Commentary
BROOMFIELD, Colo. - March 9, 2020 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2020 ended January 31, 2020, provided the Company’s ski season-to-date metrics through March 1, 2020 and withdrew its guidance for fiscal 2020 due to the uncertain impact of coronavirus on results for the remainder of fiscal 2020.
Highlights

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Net income attributable to Vail Resorts, Inc. was $206.4 million for the second fiscal quarter of 2020 compared to net income attributable to Vail Resorts, Inc. of $206.3 million in the same period in the prior year. Fiscal 2020 second quarter net income included the after-tax effect of acquisition and integration related expenses of approximately $1.4 million. Fiscal 2019 second quarter net income included the after-tax effect of acquisition and integration related expenses of approximately $2.2 million.

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Resort Reported EBITDA was $378.3 million for the second fiscal quarter of 2020, which included $1.9 million of acquisition and integration related expenses and approximately $1 million of favorable foreign exchange as a result of the U.S. dollar weakening over the prior year compared to the Canadian dollar. In the same period in the prior year, Resort Reported EBITDA was $358.0 million, which included $2.9 million of acquisition and integration related expenses.

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Based on results through March 1, 2020 and indicators for the remainder of the year as of that date, and excluding any identified impact from coronavirus, the Company estimated that Resort Reported EBITDA for fiscal 2020 was expected to be approximately $20 million below the midpoint of the guidance range previously issued on January 17, 2020.

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Given the uncertainty surrounding the impact of the coronavirus on the broader U.S. travel market and any specific impact to the performance of the Company, the Company is not issuing guidance at this time for fiscal 2020 and is withdrawing its previous guidance issued on January 17, 2020. In the week ended March 8, 2020, the Company saw a marked negative change in performance from the prior week, with destination skier visits modestly below expectations. The Company expects this trend to continue and potentially worsen in upcoming weeks. The Company intends to provide updated commentary on its results by March 18, 2020.
Unless otherwise noted, the commentary on results for the three months ended January 31, 2020 includes a full quarter of results from our recent acquisitions of Peak Resorts (acquired in September 2019) and Falls Creek and Hotham (acquired in April 2019).
Commenting on the Company’s fiscal 2020 second quarter results, Rob Katz, Chief Executive Officer, said, “Overall we feel good about the season so far, but have had both areas of challenge and areas of strong performance. Our Pacific Northwest resorts (Whistler Blackcomb and Stevens Pass) experienced the lowest snowfall in over 30 years through December 31, 2019, resulting in very poor results through the early season and critical holiday period. Visitation at those resorts continued to be challenging and below our expectations in January, with Whistler Blackcomb experiencing a weaker than expected recovery in North American and international destination visitation. In total, visitation across our Pacific Northwest resorts was down 14% compared to the prior year for the second quarter. After a challenging start in the early season, destination guest visitation at our western U.S. resorts improved significantly during the holiday period and was in line with our expectations. The improvement continued through January though Colorado was modestly below our expectations for the post-holiday period, partially offset by strong performance at our Park City resort. Our Northeast resorts are off to a great start to the season, supported by the continued benefit from our expanded Northeast network which has been partially offset by challenging weather variability across the Midwest resorts.
“Including results from Peak Resorts, total lift revenue increased 8.2%, driven by an 8.8% growth in skier visitation. Total effective ticket price (“ETP”) decreased 0.5% in the second quarter compared to the prior year, with price increases in both our lift ticket and season pass products offset by the inclusion of results from Peak Resorts which generates lower ETP. Excluding season pass holders and Peak Resorts, ETP increased 4.0% compared to the prior year. Ski school, dining and retail/rental revenues increased 11.4%, 15.8% and 4.1% compared to the prior year, respectively, primarily driven by the inclusion of Peak Resorts.”
Regarding the Company’s Lodging segment, Katz said, “Our lodging business experienced mixed results during the quarter, with revenue (excluding payroll cost reimbursements) increasing 8.4% compared to the prior year, primarily due to the incremental operations of Peak Resorts, partially offset by softer results at our Colorado properties, in part due to weaker group demand in comparison to the prior year period.”
Regarding the Company’s outlook, Katz said, “Given the uncertainty surrounding the impact of the coronavirus on the broader U.S. travel market and any specific impact to the performance of our Company, we are not issuing guidance at this time for fiscal 2020 and are withdrawing our previous guidance issued on January 17, 2020. In the week ended March 8, 2020, we saw a marked negative change in performance from the prior week, with destination skier visits modestly below expectations. We expect this trend to continue and potentially worsen in upcoming weeks.”

Regarding capital allocation, Katz said, “We remain confident in the strong cash flow generation and stability of our business model. We will continue to be disciplined stewards of our capital and remain committed to strategic, high-return capital projects, continuous investment in our people, strategic acquisition opportunities and returning capital to our shareholders through our quarterly dividend and share repurchase programs. We are pleased to announce that the Board of Directors declared a quarterly cash dividend on Vail Resorts’ common stock of $1.76 per share, payable on April 9, 2020 to shareholders of record on March 26, 2020. Given the current market instability caused by the coronavirus, we are deferring our decision on a dividend increase until June.” Katz added, “Our balance sheet remains very strong. We ended the second quarter with $126.8 million of cash on hand and our Net Debt was 2.4 times trailing twelve months Total Reported EBITDA, though it is important to note that this ratio only includes Peak Resorts’ results for the period between closing and quarter end, and we expect that ratio to decline as we incorporate a full year of results from Peak Resorts.”
Season-to-Date Metrics through March 1, 2020 & Interim Results Commentary
The Company announced ski season-to-date metrics for the comparative periods from the beginning of the ski season through Sunday, March 1, 2020, and for the prior year period through Sunday, March 3, 2019. The reported ski season metrics are for our North American destination mountain resorts and regional ski areas, including the results of Peak Resorts in both periods and excluding the results of our Australian ski areas in both periods. The reported ski season metrics include growth for season pass revenue based on estimated fiscal 2020 North American season pass revenue compared to fiscal 2019 North American season pass revenue, and the metrics are adjusted to eliminate the impact of foreign currency by applying current period exchange rates to the prior period for Whistler Blackcomb’s results. The data mentioned in this release is interim period data and is subject to fiscal quarter end review and adjustments.

•	Season-to-date total lift ticket revenue, including an allocated portion of season pass revenue for each applicable period, was up 0.8% compared to the prior year season-to-date period.

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Season-to-date ski school revenue was up 2.8% and dining revenue was down 1.4% compared to the prior year season-to-date period. Retail/rental revenue for North American resort and ski area store locations was down 0.6% compared to the prior year season-to-date period.

•	Season-to-date total skier visits were down 5.2% compared to the prior year season-to-date period.
Based on results through March 1, 2020 and indicators for the remainder of the year as of that date, and excluding any identified impact from coronavirus, the Company estimated that Resort Reported EBITDA for fiscal 2020 was expected to be approximately $20 million below the midpoint of the guidance range previously issued on January 17, 2020, driven primarily by the continuation of challenging visitation trends at our Pacific Northwest resorts throughout January and February and secondarily from results at our Colorado resorts that were modestly below our expectations in January and February, partially offset by strong performance at our Park City resort.
Epic Pass
Vail Resorts is committed to providing the best value in skiing for all skiers and riders through its transformational Epic Pass and Epic Day Pass advanced commitment products. Last year, we launched the Epic Day Pass, giving all skiers and riders the same value and flexibility available to season pass holders, even if they only plan to ski or ride one day. The Epic Day Pass provides unparalleled value to all skiers and riders through a discount of up to 50% off of lift ticket window prices by purchasing in advance of the ski season. We were very pleased with the success of the Epic Day Pass launch last year and expect to see continued growth in this product in its second season, as we convert existing lift ticket purchasers and new prospective guests into advanced commitment products.
This year, we are transforming the breadth of value offered with our pass products by providing our pass holders truly epic discounts on their mountain experience with the introduction of Epic Mountain Rewards. For the 2020/2021 North American ski season, pass holders will receive 20% off of food and beverage, lodging, group ski and ride school lessons, equipment rentals and more, creating incremental savings of potentially hundreds of dollars per day for a family of four. No other major pass product provides this level of across-the-board savings for skiers and riders, and, with no sign-up, no point tracking and no blackout dates, Epic Mountain Rewards is designed to be as simple as possible. Vail Resorts is uniquely positioned to offer this kind of across-the-board value to our guests through our integrated network of 37 owned and operated resorts. The Company expects the new offering will continue to drive conversion of our guests from purchasing lift tickets to purchasing an advanced commitment pass product, where we see higher guest return rates and guest satisfaction.
The Company is also delivering more value to our guests in key regional markets through the introduction of the Northeast Value Pass and Whistler Blackcomb Day Pass. The Northeast Value Pass offers unlimited skiing in the Northeast for $599 for adults and $419 for college students, with holiday restrictions at our Vermont and New York resorts and up to 10 days of access at Stowe. The Whistler Blackcomb Day Pass is a deeply discounted product, sold in Canadian dollars, that provides exclusive access to one of the world’s premier mountain destinations. This new customizable pass offers from one day to ten days of access and is ideal for skiers and riders who may not need the unlimited access offered on a traditional season pass but are interested in the value of this advanced commitment offering. By purchasing in advance of the ski season, Whistler Blackcomb guests can ski and ride for up to 50% off of lift ticket window prices, providing all guests with the value, flexibility and convenience that comes with being a pass holder. The Company expects both new passes will continue to drive conversion of our guests from purchasing lift tickets to purchasing an advanced commitment pass product.

Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the second fiscal quarter ended January 31, 2020, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

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Total lift revenue increased $36.8 million, or 8.2%, compared to the same period in the prior year, to $484.3 million for the three months ended January 31, 2020, primarily due to an increase in pass product revenue and incremental revenue from Peak Resorts. Pass product revenue, although primarily collected prior to the ski season, is recognized in the Consolidated Condensed Statements of Operations throughout the ski season primarily based on historical visitation. For the 2019/2020 North American ski season, our historical visitation trend has shifted the allocation of pass holder visitation to our fiscal third quarter as compared to our fiscal second quarter. As a result, our allocation of fiscal year 2020 pass revenue for the three months ended January 31, 2020 is approximately $11 million lower than it would have been under the prior year allocation.

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Ski school revenue increased $10.5 million, or 11.4%, primarily as a result of incremental revenue from Peak Resorts of approximately $7.5 million, as well as increased revenue from our western U.S. resorts and Whistler Blackcomb.

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Dining revenue increased $10.3 million, or 15.8%, primarily as a result of incremental revenue from Peak Resorts of approximately $11.7 million, partially offset by a decrease in revenue at our western U.S. resorts and Whistler Blackcomb.

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Retail/rental revenue increased $5.3 million, or 4.1%, primarily as a result of incremental revenues from Peak Resorts of approximately $12.6 million, partially offset by a decrease in retail sales volumes primarily at our stores proximate to the San Francisco Bay Area.

•	Operating expense increased $48.7 million, or 11.5%, which was primarily attributable to incremental operating expenses from Peak Resorts.

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Mountain Reported EBITDA increased $20.8 million, or 5.9%, for the second quarter compared to the same period in the prior year, which includes $4.6 million of stock-based compensation expense for the three months ended January 31, 2020 compared to $4.3 million in the same period in the prior year.

Lodging Segment

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Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended January 31, 2020 increased $5.8 million, or 8.4%, as compared to the same period in the prior year, primarily due to incremental revenue from Peak Resorts.

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Lodging Reported EBITDA for the three months ended January 31, 2020 decreased $0.5 million, or 8.0%, for the second quarter compared to the same period in the prior year, which includes $0.9 million of stock-based compensation expense for the three months ended January 31, 2020 compared to $0.8 million in the same period in the prior year.

Resort - Combination of Mountain and Lodging Segments

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Resort net revenue increased $75.1 million, or 8.8%, compared to the same period in the prior year, to $924.4 million for the three months ended January 31, 2020, primarily due to strong North American pass sales growth for the 2019/2020 North American ski season and incremental revenue from Peak Resorts.

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Resort Reported EBITDA was $378.3 million for the three months ended January 31, 2020, an increase of $20.3 million, or 5.7%, compared to the same period in the prior year, which includes $1.9 million of acquisition and integration related expenses and approximately $1 million of favorable foreign exchange primarily related to operations at Whistler Blackcomb, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to the prior period results.

Total Performance

•	Total net revenue increased $75.1 million, or 8.8%, to $924.6 million for the three months ended January 31, 2020 as compared to the same period in the prior year.

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Net income attributable to Vail Resorts, Inc. was $206.4 million, or $5.04 per diluted share, for the second quarter of fiscal 2020 compared to net income attributable to Vail Resorts, Inc. of $206.3 million, or $5.02 per diluted share, in the second fiscal quarter of the prior year. Additionally, fiscal 2020 second quarter net income included the after-tax effect of acquisition and integration related expenses of approximately $1.4 million.

Calendar Year 2020 Capital Expenditures
Regarding calendar year 2020 capital expenditures, Katz said, "We remain committed to reinvesting in our resorts, creating an experience of a lifetime for our guests and generating strong returns for our shareholders. The Company expects to invest approximately $155 million to $160 million, excluding one-time items associated with integrations, the one-time Triple Peaks and Stevens Pass transformation plan, one-time Peak Resorts capital improvements, real estate related capital and $4 million of reimbursable investments associated with insurance recoveries that we had originally expected to occur in calendar 2019.
“As previously announced, the calendar year 2020 capital plan includes a rare opportunity to expand with a 250 acre lift-served terrain expansion in the signature McCoy Park area of Beaver Creek, further differentiating the resort’s high-end, family focused experience. We also plan to add a new four-person high speed lift at Breckenridge to serve the popular Peak 7, a replacement of the Peru lift at Keystone, subject to governmental approvals, with a six-person high speed chairlift, and a significant 250 seat increase in the seating capacity at the Rendezvous Lodge Restaurant on Blackcomb Mountain. We remain highly focused on investments that will further our company-wide data driven approach, including the second phase of implementing our automated digital marketing platform that will allow us to aggregate a more holistic view of the guest that will drive improvements in personalization and engagement across all lines of business, including ski school and rentals. We are also planning to completely revamp and upgrade our digital ski rental online platforms and our EpicMix mobile app, which will offer new functionality and an improved user experience. We plan to continue to invest in corporate infrastructure and technology to improve our scalability and efficiency, including the first phase of implementation of an automated workforce planning system to optimize our labor scheduling and improved financial systems to enhance business analytics.
“We are planning to complete the $3 million initial phase of a two-year, $15 million investment program across Peak Resorts. We are also planning to complete the second and final phase of a two-year, $35 million investment program for Crested Butte, Okemo and Stevens Pass and planning to spend approximately $24 million on integration activities primarily related to Peak Resorts.
“Including one-time items associated with integrations, the one-time Triple Peaks and Stevens Pass transformation plan, one-time Peak Resorts capital improvements, real estate related capital and $4 million of reimbursable investments associated with insurance recoveries that we had originally expected to occur in calendar 2019, we expect our total capital plan to be approximately $210 million to $215 million."
Return of Capital
The Company declared a quarterly cash dividend of $1.76 per share of Vail Resorts common stock that will be payable on April 9, 2020 to shareholders of record on March 26, 2020. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb Holdings Inc. will be payable on April 9, 2020 to shareholders of record on March 26, 2020. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb Holdings Inc.
Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 263-0877 (U.S. and Canada) or (646) 828-8143 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through March 23, 2020, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 8417438. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 world-class mountain resorts and urban ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in

Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our fiscal 2020 performance (and our assumptions related thereto), including our expected Resort Reported EBITDA; the effects of the outbreak of coronavirus on our business and results of operations; the payment of dividends; sales patterns and expectations related to our season pass products; and planned capital projects for calendar year 2020. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the current outbreak of coronavirus), and the cost and availability of travel options and changing consumer preferences; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; risks related to cyber-attacks; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Falls Creek, Hotham, Peak Resorts or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities as well as risks associated with uncertainty of the impact of tax reform legislation in the United States; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019, which was filed on September 26, 2019.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries.

The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2020	2019	2020	2019
Net revenue:
Mountain and Lodging services and other	$753,758	$687,119	$933,789	$831,141
Mountain and Lodging retail and dining	170,674	162,203	254,233	238,087
Resort net revenue	924,432	849,322	1,188,022	1,069,228
Real Estate	206	256	4,386	354
Total net revenue	924,638	849,578	1,192,408	1,069,582
Segment operating expense:
Mountain and Lodging operating expense	387,842	350,633	616,552	544,745
Mountain and Lodging retail and dining cost of products sold	67,135	63,505	104,870	98,381
General and administrative	91,302	77,362	166,357	141,741
Resort operating expense	546,279	491,500	887,779	784,867
Real Estate operating expense	1,505	1,389	6,798	2,759
Total segment operating expense	547,784	492,889	894,577	787,626
Other operating (expense) income:
Depreciation and amortization	(63,812)	(55,238)	(121,657)	(106,281)
Gain on sale of real property	—	—	207	—
Change in estimated fair value of contingent consideration	(1,600)	(700)	(2,736)	(1,900)
(Loss) gain on disposal of fixed assets and other, net	(709)	1,097	1,558	478
Income from operations	310,733	301,848	175,203	174,253
Mountain equity investment income, net	169	160	1,360	1,110
Investment income and other, net	361	507	638	970
Foreign currency (loss) gain on intercompany loans	(798)	450	(438)	(1,861)
Interest expense, net	(26,134)	(21,002)	(48,824)	(39,640)
Income before provision for income taxes	284,331	281,963	127,939	134,832
Provision for income taxes	(67,313)	(63,973)	(20,750)	(27,568)
Net income	217,018	217,990	107,189	107,264
Net income attributable to noncontrolling interests	(10,648)	(11,641)	(7,294)	(8,710)
Net income attributable to Vail Resorts, Inc.	$206,370	$206,349	$99,895	$98,554
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$5.12	$5.12	$2.48	$2.44
Diluted net income per share attributable to Vail Resorts, Inc.	$5.04	$5.02	$2.44	$2.39
Cash dividends declared per share	$1.76	$1.47	$3.52	$2.94
Weighted average shares outstanding:
Basic	40,316	40,328	40,329	40,416
Diluted	40,941	41,126	40,973	41,286

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2020	2019	2020	2019

Other Data:
Mountain Reported EBITDA	$373,028	$352,225	$293,043	$275,818
Lodging Reported EBITDA	5,294	5,757	8,560	9,653
Resort Reported EBITDA	378,322	357,982	301,603	285,471
Real Estate Reported EBITDA	(1,299)	(1,133)	(2,205)	(2,405)
Total Reported EBITDA	$377,023	$356,849	$299,398	$283,066
Mountain stock-based compensation	$4,612	$4,265	$8,965	$8,209
Lodging stock-based compensation	873	836	1,720	1,623
Resort stock-based compensation	5,485	5,101	10,685	9,832
Real Estate stock-based compensation	53	46	104	68
Total stock-based compensation	$5,538	$5,147	$10,789	$9,900

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2020	2019	(Decrease)	2020	2019	(Decrease)
Net Mountain revenue:
Lift	$484,348	$447,558	8.2%	$526,177	$472,243	11.4%
Ski school	102,743	92,244	11.4%	111,277	96,516	15.3%
Dining	75,719	65,409	15.8%	97,348	83,701	16.3%
Retail/rental	133,713	128,436	4.1%	181,628	171,778	5.7%
Other	49,022	42,426	15.5%	109,947	96,841	13.5%
Total Mountain net revenue	845,545	776,073	9.0%	1,026,377	921,079	11.4%
Mountain operating expense:
Labor and labor-related benefits	195,224	172,818	13.0%	286,699	249,068	15.1%
Retail cost of sales	41,985	43,721	(4.0)%	65,264	66,137	(1.3)%
Resort related fees	38,368	39,830	(3.7)%	42,814	43,194	(0.9)%
General and administrative	77,975	65,847	18.4%	142,644	120,550	18.3%
Other	119,134	101,792	17.0%	197,273	167,422	17.8%
Total Mountain operating expense	472,686	424,008	11.5%	734,694	646,371	13.7%
Mountain equity investment income, net	169	160	5.6%	1,360	1,110	22.5%
Mountain Reported EBITDA	$373,028	$352,225	5.9%	$293,043	$275,818	6.2%

Total skier visits	7,096	6,521	8.8%	8,030	7,028	14.3%
ETP	$68.26	$68.63	(0.5)%	$65.53	$67.19	(2.5)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2020	2019	(Decrease)	2020	2019	(Decrease)
Lodging net revenue:
Owned hotel rooms	$11,251	$11,548	(2.6)%	$31,197	$31,147	0.2%
Managed condominium rooms	31,500	28,046	12.3%	46,240	39,164	18.1%
Dining	11,111	10,189	9.0%	29,254	26,318	11.2%
Transportation	7,725	7,722	—%	10,076	10,196	(1.2)%
Golf	—	—	—%	10,543	9,459	11.5%
Other	13,855	12,120	14.3%	27,699	24,588	12.7%
	75,442	69,625	8.4%	155,009	140,872	10.0%
Payroll cost reimbursements	3,445	3,624	(4.9)%	6,636	7,277	(8.8)%
Total Lodging net revenue	78,887	73,249	7.7%	161,645	148,149	9.1%
Lodging operating expense:
Labor and labor-related benefits	33,929	32,173	5.5%	71,544	65,624	9.0%
General and administrative	13,327	11,515	15.7%	23,713	21,191	11.9%
Other	22,892	20,180	13.4%	51,192	44,404	15.3%
	70,148	63,868	9.8%	146,449	131,219	11.6%
Reimbursed payroll costs	3,445	3,624	(4.9)%	6,636	7,277	(8.8)%
Total Lodging operating expense	73,593	67,492	9.0%	153,085	138,496	10.5%
Lodging Reported EBITDA	$5,294	$5,757	(8.0)%	$8,560	$9,653	(11.3)%

Owned hotel statistics:
ADR	$265.15	$269.45	(1.6)%	$247.92	$245.76	0.9%
RevPAR	$143.15	$177.04	(19.1)%	$155.22	$167.47	(7.3)%
Managed condominium statistics:
ADR	$404.14	$407.11	(0.7)%	$313.72	$323.44	(3.0)%
RevPAR	$144.85	$145.76	(0.6)%	$100.40	$103.33	(2.8)%
Owned hotel and managed condominium statistics (combined):
ADR	$371.45	$372.43	(0.3)%	$291.74	$294.63	(1.0)%
RevPAR	$144.56	$150.61	(4.0)%	$111.59	$117.21	(4.8)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2020	2019
Real estate held for sale and investment	$96,944	$101,730
Total Vail Resorts, Inc. stockholders’ equity	$1,425,482	$1,463,278
Long-term debt, net	$1,817,058	$1,345,262
Long-term debt due within one year	63,556	48,493
Total debt	1,880,614	1,393,755
Less: cash and cash equivalents	126,793	158,561
Net debt	$1,753,821	$1,235,194

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and six months ended January 31, 2020 and 2019.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2020	2019	2020	2019
Net income attributable to Vail Resorts, Inc.	$206,370	$206,349	$99,895	$98,554
Net income attributable to noncontrolling interests	10,648	11,641	7,294	8,710
Net income	217,018	217,990	107,189	107,264
Provision for income taxes	67,313	63,973	20,750	27,568
Income before provision for income taxes	284,331	281,963	127,939	134,832
Depreciation and amortization	63,812	55,238	121,657	106,281
Loss (gain) on disposal of fixed assets and other, net	709	(1,097)	(1,558)	(478)
Change in fair value of contingent consideration	1,600	700	2,736	1,900
Investment income and other, net	(361)	(507)	(638)	(970)
Foreign currency loss (gain) on intercompany loans	798	(450)	438	1,861
Interest expense, net	26,134	21,002	48,824	39,640
Total Reported EBITDA	$377,023	$356,849	$299,398	$283,066

Mountain Reported EBITDA	$373,028	$352,225	$293,043	$275,818
Lodging Reported EBITDA	5,294	5,757	8,560	9,653
Resort Reported EBITDA*	378,322	357,982	301,603	285,471
Real Estate Reported EBITDA	(1,299)	(1,133)	(2,205)	(2,405)
Total Reported EBITDA	$377,023	$356,849	$299,398	$283,066

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended January 31, 2020.

(In thousands) (Unaudited)
Twelve Months Ended January 31,
2020
Net income attributable to Vail Resorts, Inc.	$302,504
Net income attributable to noncontrolling interests	20,914
Net income	323,418
Provision for income taxes	68,654
Income before provision for income taxes	392,072
Depreciation and amortization	233,493
Gain on disposal of fixed assets and other, net	(416)
Change in fair value of contingent consideration	6,203
Investment income and other, net	(2,754)
Foreign currency loss on intercompany loans	1,431
Interest expense, net	88,680
Total Reported EBITDA	$718,709

Mountain Reported EBITDA	$695,819
Lodging Reported EBITDA	27,007
Resort Reported EBITDA*	722,826
Real Estate Reported EBITDA	(4,117)
Total Reported EBITDA	$718,709

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2020.

In thousands) (Unaudited) (As of January 31, 2020)
Long-term debt, net	$1,817,058
Long-term debt due within one year	63,556
Total debt	1,880,614
Less: cash and cash equivalents	126,793
Net debt	$1,753,821
Net debt to Total Reported EBITDA	2.4

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and six months ended January 31, 2020 and 2019.

	(In thousands) (Unaudited) Three Months Ended January 31,		(In thousands) (Unaudited) Six Months Ended January 31,
	2020	2019	2020	2019
Real Estate Reported EBITDA	$(1,299)	$(1,133)	$(2,205)	$(2,405)
Non-cash Real Estate cost of sales	—	—	3,684	—
Non-cash Real Estate stock-based compensation	53	46	104	68
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(17)	98	138	92
Net Real Estate Cash Flow	$(1,263)	$(989)	$1,721	$(2,245)